Exhibit 99.2

Murchinson Issues Presentation Detailing the Urgent Need for Wholesale Boardroom Change at Nano Dimension

Believes Accountability Must Be Restored to Address Broken Corporate Governance and Value Destruction that Has Occurred Under the Yoav Stern-Led Board

Urges Shareholders to Support Murchinson’s Proposals at Upcoming Annual General Meeting to Remove Nano’s Incumbent Directors, Elect Murchinson’s Independent Nominees and Improve Governance

Visit www.SaveNanoDimension.com to Download a Copy of the Presentation and Obtain Additional Information About Murchinson’s Proposals

TORONTO – Murchinson Ltd. (collectively with its affiliates and funds it advises and/or sub-advises, “Murchinson” or “we”), a significant shareholder with approximately 6.2% of the outstanding shares of Nano Dimension Ltd., a company incorporated in Israel (NASDAQ: NNDM) (“Nano Dimension” or the “Company”), today issued a presentation that details the urgent need for boardroom change at Nano Dimension. Murchinson has also prepared a five-pillar plan to improve leadership, capital allocation and corporate governance at the Company, and is confident its independent director candidates have the right skill sets and expertise to put the Company on the path to shareholder value creation.

The presentation is available at www.SaveNanoDimension.com and can be viewed here.

The proposals put forth by Murchinson for the Company’s Annual General Meeting of Shareholders (the “Annual Meeting”), scheduled for September 7, 2023 (with a voting cut-off set for August 31, 2023 at 12:00pm ET) include:

1.	The removal of all members of the Board of Directors (the “Board”), including those who are not up for re-election at the Annual Meeting.

2.	The election of three new independent and experienced director candidates: Ms. Karen Sarid, Mr. Robert Pons and Mr. Phillip Borenstein. Notably, the Company disregarded Murchinson’s two other highly qualified director candidates with no apparent justification – though Murchinson’s plan includes further reconstitution of the Board following the Annual Meeting, including working with current Board observers Kenneth Traub and Dr. Joshua Rosensweig.

3.	Amending the Company’s Articles of Association to drastically improve its governance, including the declassification of the Board.

Murchinson commented:

“Since CEO Yoav Stern became Chairman, Nano Dimension shareholders have suffered significant losses and been repeatedly disenfranchised. The Board has taken every opportunity to further entrench itself, including by refusing to accept the March Special Meeting results (where shareholders voted to remove Chairman Stern), filing frivolous litigation against shareholders, pursuing a dead-end campaign to acquire Stratasys Ltd. and rejecting two of the highly qualified nominees Murchinson put forward at this year’s Annual Meeting. Most recently, Mr. Stern even went so far to threaten that he and certain executives would resign if just one of our independent directors is elected by shareholders.

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We firmly believe that the only way to restore accountability and save Nano Dimension is by replacing the entire Board with new, independent directors who are committed to representing the best interests of Nano and its shareholders at all times. Our nominees – Karen Sarid, Robert Pons and Phillip Borenstein – would join non-voting directors Kenneth Traub and Dr. Josh Rosensweig (who were elected by shareholders in March) to bring sorely needed capital allocation, operational and governance expertise to the boardroom to put the Company back on the path to value creation.

We encourage shareholders to review our investor presentation, which includes our comprehensive five-pillar plan to meaningfully enhance Nano Dimension’s leadership, capital allocation, governance policies and shareholder transparency. To maximize the likelihood of an enduring turnaround at Nano Dimension, we encourage you to support all of Murchinson’s proposals at the upcoming Annual Meeting, including by voting for all three of our independent director candidates.”

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About Murchinson

Founded in 2012 and based in Toronto, Canada, Murchinson is an alternative asset management firm that serves institutional investors, family offices and qualified clients. The firm has extensive experience capturing the best returning opportunities across global markets. Murchinson’s multi-strategy approach allows it to execute investments at all points in the market cycle with fluid allocation between strategies. Our team targets corporate action, distressed investing, private equity and structured finance situations, leveraging its broad market experience with a variety of specialized products and sophisticated hedging techniques to deliver alpha within a risk-averse mandate. Learn more at www.murchinsonltd.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking information within the meaning of applicable securities laws. In general, forward-looking information refers to disclosure about future conditions, courses of action, and events. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the use of any of the words “anticipates”, “believes”, “expects”, “intends”, “plans”, “will”, “would”, and similar expressions are intended to identify forward-looking statements. These statements are based on current expectations of Murchinson and currently available information. Forward-looking statements are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict, and are based upon assumptions as to future events that may not prove to be accurate. Murchinson undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities legislation.

Disclaimer
The information contained or referenced herein is for information purposes only in order to provide the views of Murchinson and the matters which Murchinson believes to be of concern to shareholders described herein. The information is not tailored to specific investment objections, the financial situations, suitability, or particular need of any specific person(s) who may receive the information, and should not be taken as advice in considering the merits of any investment decision. The views expressed herein represent the views and opinions of Murchinson, whose opinions may change at any time and which are based on analyses of Murchinson and its advisors.

Contacts

For Media:
Longacre Square Partners
Dan Zacchei / Charlotte Kiaie
murchinson@longacresquare.com

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For Investors:
Okapi Partners LLC
Bruce Goldfarb / Chuck Garske
212-297-0720
info@okapipartners.com

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